UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

T.G.C. INDUSTRIES INC. (TGE)

(Name of Issuer)

COM

(Title of Class of Securities)

872417308

(CUSIP Number)

 ________________________________________________________________________________

1) Names of Reporting Persons, IRS Identification Nos. of Above Persons:

       OTR - Nominee Name for The State Teachers Retirement Board of Ohio, 31-1312155

 ________________________________________________________________________________

2) Check the appropriate box if a member of a group*  (a) [_]      (b) [_]

 ________________________________________________________________________________

3) SEC Use Only

 ________________________________________________________________________________

4) Citizenship or Place of Organization

       Columbus, Ohio

 ________________________________________________________________________________

Number of Shares Beneficially Owned by Each Reporting Person With

5) Sole Voting Power    900000

6) Shared Voting Power    0

7) Sole Dispositive Power    900000

8) Shared Dispositive Power    0

 ________________________________________________________________________________

9) Aggregate Amount Beneficially Owned by Each Reporting Person       900000

 ________________________________________________________________________________

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*  [_]

 ________________________________________________________________________________

11) Percent of Class Represented by Amount in Row (9)       5.73

 ________________________________________________________________________________

12) Type of Reporting Person*       EP

 ________________________________________________________________________________

SCHEDULE 13G

 ________________________________________________________________________________

Item 1

(a) Name of Issuer

This Statement on Schedule 13G relates to the shares of Instrument

T.G.C. INDUSTRIES INC.

(b) Address of Issuer's Principal Executive Offices:

 ________________________________________________________________________________

Item 2

(a) Name of Person Filing:

This Statement is filed by

OTR - Nominee Name for The State Teachers Retirement Board of Ohio

(b) Address of Principal Business Office:

The business address of OTR - Nominee Name for The State Teachers Retirement Board of Ohio is

275 East Broad Street

Columbus, Ohio 43215

(c) Citizenship:     Not Applicable

(d) Title of Class of Securities:

The securities are shares of COM .

(e) CUSIP No.:

The CUSIP Number for the investment is 872417308 .

 ________________________________________________________________________________

Item 3        Type of Person Filing:

STRS is an employee benefit plan established for teachers of the public schools of Ohio to provide retirement allowances and other benefits under the terms of Chapter 3307 of the Ohio Revised Code.

 ________________________________________________________________________________

Item 4       OWNERSHIP

(a) Amount Beneficially Owned:

STRS owns 900000 shares of T.G.C. INDUSTRIES INC.

(b) Percent of Class:

STRS believes that there are presently 15715000 outstanding shares of T.G.C. INDUSTRIES INC. ; therefore, STRS' ownership of 900000 shares of T.G.C. INDUSTRIES INC. stock is 5.73 percent of this class.

(c) Number of Shares As To Which Such Person Has Power:

(i) Sole power to vote or to direct the vote    900000

(ii) Shared power to vote or to direct the vote    0

(iii) Sole power to dispose or to direct the disposition of     900000

(iv) Shared power to dispose or to direct the disposition of 0 shares of T.G.C. INDUSTRIES INC. stock.

 ________________________________________________________________________________

Item 5        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statements is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five (5) percent of the class of securities, check the following [ ].

 ________________________________________________________________________________

Item 6        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not Applicable

 ________________________________________________________________________________

Item 7        IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not Applicable

 ________________________________________________________________________________

Item 8        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not Applicable

 ________________________________________________________________________________

Item 9        NOTICE OF DISSOLUTION OF GROUP

Not Applicable

 ________________________________________________________________________________

Item 10        CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of the issuer of such securities, and were not acquired in connection with, or as a participant in, any transaction having such purposes or effect.

 ________________________________________________________________________________

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:     1/5/2007

OTR - Nominee Name for The State Teachers Retirement Board of Ohio

275 East Broad Street

Columbus, Ohio 43215

STEPHEN A. MITCHELL

/s/Stephen A. Mitchell

...........................................

Stephen A. Mitchell

Deputy Executive Director, Investments

614-227-4003